Exhibit 10.4

EXECUTION VERSION

EMPLOYMENT AGREEMENT (the “Agreement”) made and effective as of October 31, 2013 between TIME INC., a Delaware corporation (the “Company”), and JOSEPH A. RIPP (“You”).

You and the Company desire to set forth the terms and conditions of your employment by the Company and agree as follows:

1. Term of Employment. Your “term of employment” as this phrase is used throughout this Agreement shall be for the period beginning on September 3, 2013 (the “Effective Date”) and ending on September 4, 2018 (the “Term Date”), subject, however, to earlier termination as set forth in this Agreement.

2. Employment.

2.1 Employment Terms. During the term of employment, you shall serve as the Chief Executive Officer of the Company, and you shall report only to the Relevant Person (as defined in Section 2.2). You shall have the authority, functions, duties, powers and responsibilities normally associated with such position as well as such additional authority, functions, duties, powers and responsibilities as may be assigned to you from time to time consistent with your position as Chief Executive Officer of the Company. During the term of employment, (i) your services shall be rendered on a substantially full-time, exclusive basis and you will apply on a full-time basis all of your skill and experience to the performance of your duties, (ii) you shall have no other employment and, without the prior written consent of the Relevant Person, no outside business activities which require the devotion of substantial amounts of your time, and (iii) the place for the performance of your services shall be the principal executive offices of the Company in the New York City metropolitan area, subject to such reasonable travel as may be required in the performance of your duties. The foregoing shall be subject to the Company’s written policies, as in effect from time to time, regarding vacations, holidays, illness and the like. Notwithstanding the foregoing, the Company confirms its approval for you to continue serving on the boards of: (a) Lighthouse Guild International, a New York based not-for-profit organization, and (b) OneSource Information Services, Inc., a Massachusetts based for-profit corporation; provided, however, that if, at any time following the execution of this Agreement, you or the Board of Directors of Time Warner Inc. (“Time Warner”) (or, upon and following the Spin-off, the Relevant Person) determines that such service would result in a conflict of interest or otherwise conflict with your services or duties hereunder, then you and the Board of Directors of Time Warner (or, if applicable, the Relevant Person) shall cooperate in good faith as soon as reasonably practicable to determine, consistent with your fiduciary duties, the appropriate action to be taken to resolve such conflict.

2.2 Spin-off; Certain Definitions. “Spin-off” means completion of the spin-off transaction announced by Time Warner on March 6, 2013, pursuant to which the Company is expected to become a separate publicly traded company from Time Warner. “PublicCo” means the Company following the Spin-off, and all references to the Company in this Agreement shall, following the Spin-off, be deemed to refer to PublicCo. “Relevant Person” means (i) prior to the Spin-off, the Chief Executive Officer of Time Warner, and (ii) upon and following the Spin-off, the Board of Directors or comparable governing body of PublicCo (or the applicable duly authorized committee thereof). Following the Spin-off, PublicCo shall nominate you for election to the Board of Directors or comparable governing body of PublicCo, and shall re-nominate you at the expiration of each term of office during the term of employment, and you shall so serve for each period for which you are so elected. For purposes of this Agreement, references to “performance-based awards” shall be deemed to refer to equity-based awards that are subject to vesting, in whole or in part, based on the achievement of performance criteria.

3. Compensation.

3.1 Base Salary. The Company shall pay you a base salary at the rate of not less than $1,000,000 per annum during the term of employment (“Base Salary”). The Company may increase, but not decrease, your Base Salary during the term of employment. Base Salary shall be paid in accordance with the Company’s customary payroll practices.

3.2 Bonus. In addition to Base Salary, the Company typically pays its executives an annual cash bonus (“Bonus”). Although your Bonus is fully discretionary, your target annual Bonus for each calendar year during the term of employment shall be no less than $1,500,000, but the parties acknowledge that your actual Bonus will vary depending on the actual performance of you and the Company from a minimum of $0 and up to a maximum Bonus of not less than 150% of the target. Each year, your personal performance will be considered in the context of your executive duties and any individual goals set for you, and your actual Bonus will be determined (i) prior to the Spin-off, by the Compensation and Human Development Committee of the Board of Directors of Time Warner (the “Time Warner Compensation Committee”), and (ii) upon and following the Spin-off, by the Relevant Person. Your Bonus amount, if any, will be paid to you between January 1 and March 15 (and in no event later than March 15) of the calendar year immediately following the performance year in respect of which such Bonus is earned. Notwithstanding anything to the contrary in this Section 3.2, subject to your continued employment through December 31, 2013, your Bonus in respect of the 2013 performance year shall not be less than $750,000.

3.3 Long Term Incentive Compensation.

3.3.1 Annual Long-Term Incentive Compensation. So long as the term of employment has not terminated, you will be eligible for an annual grant of long-term incentive compensation, prior to the Spin-off, from Time Warner or its affiliates, and, upon and following the Spin-off, from PublicCo, with a value targeted at $2,500,000 (based on the valuation method used by Time Warner or PublicCo, as applicable, for its senior executives) through a combination of stock option grants, restricted stock units, performance shares or other equity-based awards, cash-based long-term plans or other components as may be determined, prior to the Spin-off, by the Time Warner Compensation Committee, and, upon and following the Spin-off, by the Relevant Person, in its sole discretion; provided that no such Time Warner equity-based awards shall be performance-based awards.

3.3.2 Make Whole Equity Awards. Provided that you remain employed by the Company through the grant date, you shall receive, on the first regular grant date for Time Warner equity awards following the execution of this Agreement, the following Time Warner equity-based awards: (i) a grant of Time Warner stock options (the “Make Whole Stock Options”) with a per share exercise price equal to the fair market value per share of the common stock of Time Warner on the date of grant and an estimated grant date value of $3,750,000, and (ii) a grant of Time Warner restricted stock units (the “Make Whole RSUs”, and together with the Make Whole Stock Options, the “Make Whole Equity Awards”) with an estimated grant date value of $3,750,000, which estimated value will be determined as of the grant date (1) in the case of the Make Whole Stock Options, using the methodology most recently approved by the Time Warner Compensation Committee applicable to grants of Time Warner stock options to executives of Time Warner and (2) in the case of the Make Whole RSUs, based on the assumption that the estimated value of one Time Warner RSU is equal to the fair market value of one share of Time Warner common stock on the grant date. The Make Whole Equity Awards will vest, and in the case of the Make Whole Stock Options become exercisable, one-fifth on each of the first, second, third, fourth and fifth anniversaries of the Effective Date, provided that you remain continuously employed by the Company until the relevant vesting date. Except as specifically set forth in Sections 5, 6, 7.2.2 and 7.2.3, in the event that you cease to be employed by the Company prior to the relevant vesting date, the Make Whole Equity Awards that would otherwise vest on or after such vesting date will be immediately forfeited and you will be entitled to no further payment or benefits with respect thereto. Except as specifically set forth in this Agreement, the terms of the Make Whole Equity Awards will be set forth in award agreements; provided that (x) all Make Whole RSUs will be designed to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), pursuant to the “short-term deferral rule” thereunder, (y) in no event shall the award agreements governing the Make Whole Equity Awards provide for any special treatment of the Make Whole Equity Awards in the event of retirement and (z) in no event shall the Spin-off be treated as a termination of employment for purposes of the Make Whole Equity Awards, and service with PublicCo after the Spin-off shall be treated as continued service for purposes of vesting of the Make Whole Equity Awards.

3.4 Indemnification. You shall be entitled throughout the term of employment (and after the end of the term of employment, to the extent relating to service during the term of employment) to the benefit of the indemnification provisions contained on the Effective Date in the Certificate of Incorporation and By-laws of the Company (not including any amendments or additions by the Company after the Effective Date that limit or narrow, but including any that add to or broaden, the protection afforded to you by those provisions).

3.5 Life Insurance. During your employment with the Company, the Company shall pay you annually an amount equal to $50,000 (which amount shall be prorated for any partial year of employment by the Company), payable no later than March 15 of the calendar year following any calendar year in which you are entitled to this amount. You may, but shall be under no obligation to, use the payments made by the Company pursuant to the preceding sentence to purchase life insurance. The payments made to you hereunder shall not be considered as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement, profit-sharing or other benefit plan of the Company or any subsidiary of the Company. The parties intend that any payments provided under this Section 3.5 shall be provided in a manner consistent with applicable laws.

4. Termination.

4.1 Termination for Cause. The Company may terminate the term of employment and all of the Company’s obligations under this Agreement, other than its obligations set forth below in this Sections 4.1, for “cause”. Termination by the Company for “cause” shall mean termination because of your (i) conviction (treating a guilty or nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised) other than as a result of a moving violation or a Limited Vicarious Liability (as defined below), (ii) willful failure or refusal without proper cause to perform your material duties with the Company, including your material obligations under this Agreement (other than any such failure resulting from your incapacity due to physical or mental impairment), (iii) willful misappropriation, embezzlement or reckless or willful destruction of Company property having a significant adverse financial effect on the Company or a significant adverse effect on the Company’s reputation, (iv) willful and material breach of any statutory or common law duty of loyalty to the Company having a significant adverse financial effect on the Company or a significant adverse effect on the Company’s reputation, or (v) material and willful breach of any of the covenants provided for in Sections 8 and 9 of this Agreement. Such termination shall be effected by written notice thereof delivered by the Company to you and shall be effective as of the date of such notice; provided, however, that if (a) such termination is because of your willful failure or refusal without proper cause to perform your material duties with the Company including any one or more of your material obligations under this Agreement, and (b) within thirty (30) days following the date of such notice you shall cease your refusal and shall use your best efforts to perform such obligations, the termination shall not be effective. For purposes of this definition of cause, no act, or failure to act, on your part shall be considered “willful” or “intentional” unless done, or omitted to be done, by you not in good faith and without reasonable belief that such action or omission was opposed to the best interest of the Company. The term “Limited Vicarious Liability” shall mean any liability which is based on acts of the Company for which you are responsible solely as a result of your office(s) with the Company; provided that (1) you are not directly involved in such acts and either had no prior knowledge of such intended actions or, upon obtaining such knowledge, promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (2) after consulting with the Company’s counsel, you reasonably believed that no law was being violated by such acts. Prior to the Spin-off, the termination of your employment for cause shall occur upon delivery of written notice from the Chief Executive Officer of Time Warner. Following the Spin-off, the termination of your employment shall not be deemed to be for cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of PublicCo or, in the event that PublicCo ceases to be an independent company, the board of directors or similar governing body of the entity that is the ultimate parent of PublicCo (the “Applicable Board”), excluding you if you are a member of the Applicable Board.

In the event of termination of your employment by the Company for cause, without prejudice to any other rights or remedies that the Company may have at law or in equity, the Company shall have no further obligation to you other than (x) to pay Base Salary through the effective date of termination (the “Effective Termination Date”), (y) to pay any Bonus for any year which has ended prior to the year in which the Effective Termination Date occurs that has been determined but not yet paid as of the Effective Termination Date, and (z) with respect to any insurance or other benefit plans or arrangements of the Company (including any rights under Section 7.2.1 hereof, if applicable) (the items described in clauses (x), (y) and (z) collectively, the “Accrued Obligations”). You hereby disclaim any right to receive a pro rata portion of any Bonus with respect to the year in which such termination occurs.

4.2 Termination by You for Material Breach by the Company and Termination by the Company Without Cause. Unless previously terminated pursuant to any other provision of this Agreement, you shall have the right, exercisable by written notice to the Company, to terminate the term of employment under this Agreement with an Effective Termination Date thirty (30) days after the date of such notice, if, at the time of the giving of such notice, the Company is in material breach of its obligations under this Agreement; provided, however, that, with the exception of clause (ii) below, this Agreement shall not so terminate if such notice is the first such notice of termination delivered by you pursuant to this Section 4.2 and within such 30-day period the Company shall have cured all such material breaches; and provided further that such notice is provided to the Company within ninety (90) days after the occurrence of such material breach. A material breach by the Company shall include, but not be limited to, (i) the Company’s violating Section 2.1 with respect to authority, title, reporting lines, duties, or place of employment, or (ii) the Company’s failing to cause any successor to all or substantially all of the business and assets of the Company expressly to assume the obligations of the Company under this Agreement. The Company shall have the right, exercisable by written notice to you, to terminate your employment under this Agreement without cause (as defined in Section 4.1), which notice shall specify the Effective Termination Date. If such notice is delivered to you (a) before the date which is ninety (90) days prior to the Term Date, the provisions of Section 4.2.1 and 4.2.2 shall apply or (b) on or after the date which is ninety (90) days prior to the Term Date, the provisions of Section 4.3 shall apply.

4.2.1 In the event of a termination of employment pursuant to this Section 4.2, you shall receive (i) Base Salary and a pro rata portion of your Average Annual Bonus (as defined below) through the Effective Termination Date, (ii) any Bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the Effective Termination Date, (iii) subject to Section 7.2, any amounts with respect to any rights you have pursuant to any insurance or other benefit plans or arrangements of the Company and (iv) any payments with respect to the Time Warner or PublicCo equity-based awards that you then hold, solely to the extent set forth in Section 7.2.2 or Section 7.2.3, as applicable. Your “Average Annual Bonus” shall mean an amount equal to the average of the regular annual bonus amounts (excluding the amount of any special or spot bonuses) in respect of the two calendar years during the most recent three calendar years for which the annual bonus received by you from the Company was the greatest; provided, however, that if the Company has previously paid you no annual Bonus, then your Average Annual Bonus shall equal your target Bonus and if the Company has previously paid you one annual Bonus, then your Average Annual Bonus shall equal the average of such Bonus and your target Bonus. Your pro rata Average Annual Bonus pursuant to this Section 4.2.1 shall be paid to you at the times set forth in Section 4.6.

4.2.2 After the Effective Termination Date, you shall continue to be treated like an employee of the Company for a period ending on the date that is twenty-four (24) months after the Effective Termination Date (the “Severance Term Date”), and during such period you shall be entitled to receive (i) Base Salary (on the Company’s normal payroll payment dates as in effect immediately prior to the Effective Termination Date) at an annual rate equal to your Base Salary in effect immediately prior to the notice of termination, and (ii) an annual Bonus in respect of each calendar year or portion thereof (in which case a pro rata portion of such Bonus will be payable) during such period equal to your Average Annual Bonus. Except as provided in the next sentence, if you accept other full-time employment during such period or notify the Company in writing of your intention to terminate your status of being treated like an employee during such period, you shall cease to be treated like an employee of the Company for purposes of your rights to receive certain post-termination benefits under Sections 7.2.2 and 7.2.3, effective upon the commencement of such other employment or the date specified by you in such notice, whichever is applicable (the “Equity Cessation Date”), but you shall continue to receive the remaining payments of Base Salary and Bonus pursuant to this Section 4.2.2 at the times specified in Section 4.6 of the Agreement. Notwithstanding the foregoing, if you accept employment with any not-for-profit entity or governmental entity, then you may continue to be treated like an employee of the Company for purposes of your rights to receive certain post-termination benefits pursuant to Sections 7.2.2 and 7.2.3 and you will continue to receive the payments as provided in the first sentence of this Section 4.2.2, and if you accept full-time employment with any affiliate of the Company, then the payments provided for in this Section 4.2.2 shall immediately cease and you shall not be entitled to further payments. For purposes of this Agreement, the term “affiliate” shall mean any entity which directly or indirectly controls, is controlled by, or is under common control with, the Company. For clarity, continuing to be treated like an employee pursuant to this Section 4.2.2 (or pursuant to Section 7.2.1) shall have no bearing on whether your termination of employment constitutes a “separation from service” for purposes of Section 409A of the Code.

4.3 After the Term Date. If, at the Term Date, the term of employment shall not have been previously terminated pursuant to the provisions of this Agreement, and the parties shall not have agreed to an extension or renewal of this Agreement or on the terms of a new employment agreement, then the term of employment shall continue on a month-to-month basis and you shall continue to be employed by the Company pursuant to the terms of this Agreement, subject to termination by either party hereto on ninety (90) days written notice delivered to the other party (which notice may be delivered by either party at any time on or after the date which is ninety (90) days prior to the Term Date). If the Company shall terminate the term of employment on or after the Term Date for any reason (other than for cause as defined in Section 4.1, in which case Section 4.1 shall apply), then (i) the Company shall pay you any Accrued Obligations and a pro rata portion of your Average Annual Bonus through the Effective Termination Date; (ii) all your outstanding unvested options and any outstanding grants of restricted stock units and other equity-based awards (other than performance-based awards) shall vest on your last day of employment, your restricted stock units shall be settled within sixty (60) days of such date, and your options shall remain exercisable for five (5) years following your last day of employment (but not beyond the end of their original term); and (iii) PublicCo will issue or transfer to you as soon as practicable (but in no event more than sixty (60) days following the Effective Termination Date) a number of shares of PublicCo common stock underlying any outstanding and unvested PublicCo performance-based awards as of the Effective Termination Date, with such payout to be determined based on actual performance for the portion of the performance period that ends on the Effective Termination Date and deemed performance at the target level for the remaining portion of the performance period. The compensation payable pursuant to clause (i) of the preceding sentence of this Section 4.3 shall be paid to you at the times set forth in Section 4.6.

4.4 Release. A condition precedent to the Company’s obligation with respect to the payments associated with a termination pursuant to Section 4.2 shall be your execution and delivery of a release in the form attached hereto as Annex A, as such form may be revised as required by law. If you shall fail to timely execute and deliver such release, or if you revoke such release as provided therein, then in lieu of continuing to receive the payments provided for herein, you shall receive a severance payment determined in accordance with the Company’s policies relating to notice and severance reduced by the aggregate amount of severance payments paid pursuant to this Agreement, if any, prior to the date of your refusal to deliver, or revocation of, such release. Any such severance payments shall be paid in the form of Base Salary continuation payments at the annual rate equal to your Base Salary in effect immediately prior to your notice of termination, with such amounts paid until your severance benefit has been exhausted.

4.5 Mitigation. In the event of a termination pursuant to Section 4.2, you shall not be required to take actions in order to mitigate your damages hereunder, unless Section 280G of the Code would apply to any payments to you by the Company and your failure to mitigate would result in the Company losing tax deductions to which it would otherwise have been entitled. In such an event, Section 4.7.1 shall govern. With respect to the preceding sentences, any payments or rights to which you are entitled by reason of the termination of employment pursuant to Section 4.2 shall be considered as damages hereunder. Any obligation to mitigate your damages pursuant to this Section 4.5 shall not be a defense or offset to the Company’s obligation to pay you in full the amounts provided in this Agreement upon the occurrence of a termination pursuant to Section 4.2, at the time provided herein, or the timely and full performance of any of the Company’s other obligations under this Agreement.

4.6 Payments. Payments of Base Salary, Bonus and Average Annual Bonus (prorated or not, as applicable) required to be made to you after any termination of employment shall be made at the same times as such payments would otherwise have been paid to you pursuant to Sections 3.1 and 3.2 if your employment had not been terminated, subject to Section 11.17; provided that, subject to Section 11.17, in the event of a termination of employment pursuant to Section 4.2 within one (1) year following a change in control of PublicCo that constitutes a change in ownership or effective control of PublicCo, or in the ownership of a substantial portion of the assets of PublicCo, within the meaning of Section 409A(a)(2)(A)(v) of the Code, (i) the aggregate amount of Base Salary and Average Annual Bonus that would have otherwise been paid to you under Sections 4.2.1 and 4.2.2 through the Severance Term Date shall be paid to you in a lump sum on the seventieth (70th) day following the Effective Termination Date of such termination of employment and (ii) the payment of the Accrued Obligations shall be made in accordance with the applicable plan, agreement or arrangement or, if there is no applicable plan, agreement or arrangement, on the seventieth (70th) day following the Effective Termination Date.

4.7 Limitation on Certain Payments. Notwithstanding any other provision of this Agreement:

4.7.1. In the event the Company (or its successor) determines, based on the advice of an independent nationally recognized public accounting firm engaged by the Company, that part or all of the consideration, compensation or benefits to be paid to you under this Agreement constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to you under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times your “base amount”, as defined in Section 280G(b)(3) of the Code (the “Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to you or for your benefit shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Base Amount (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Company determines, based on the advice of such public accounting firm, that without such reduction you would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after-tax basis, that you would be entitled to retain upon receipt of the Reduced Amount.

4.7.2. If the determination made pursuant to Section 4.7.1 results in a reduction of the payments that would otherwise be paid to you except for the application of Section 4.7.1, such reduction in payments shall be first applied to reduce any cash severance payments that you would otherwise be entitled to receive hereunder and shall thereafter be applied to reduce other payments and benefits in a manner that would not result in subjecting you to additional taxation under Section 409A of the Code. Within ten (10) days following such determination, the Company shall pay or distribute to you or for your benefit such amounts as are then due to you under this Agreement and shall promptly pay or distribute to you or for your benefit in the future such amounts as become due to you under this Agreement.

4.7.3. As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company that should not have been made under Section 4.7.1 (an “Overpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, the Company shall have no further liability or obligation to you for any excise taxes, interest or penalty that you are required to pay as a result of such final determination.

5. Termination Due to Disability. If during the term of employment you become physically or mentally disabled, whether totally or partially, so that you are prevented from performing the material functions of your position for periods aggregating six (6) months in any twelve (12) month period, the Company will be entitled to terminate the term of employment upon written notice to you given at any time thereafter during which you are still disabled, which notice shall specify the effective date of termination (the “Disability Termination Date”). You will thereafter be entitled to receive, in addition to the Accrued Obligations, Base Salary and Average Annual Bonus for the greater of the remainder of the original term of employment or twelve (12) months, paid in substantially equal installments in accordance with the customary payroll practices of the Company, and subject to payroll deductions and required withholdings, but reduced on a monthly basis by an amount equal to the disability payments received for such month by you from Workers’ Compensation, Social Security and disability insurance policies maintained by the Company or its affiliate; provided, however, that all payments under this Section 5 shall cease upon the earlier of: (i) your commencing substantially full-time employment, or (ii) your ceasing to be eligible for long-term disability benefits under the Company’s or an affiliate’s long-term disability plan or becoming eligible only for partial benefits of less than fifty percent (50%) under such plan. Upon the termination of payments made pursuant to this Section 5, your disability payments, if any, will be determined in accordance with the Company’s long-term disability program then in effect, and no further payments will be made pursuant to the terms of this Agreement. In addition, subject to Section 11.17, (a) all your outstanding unvested options and any outstanding grants of restricted stock units and other equity-based awards (other than performance-based awards, but including the Make Whole Equity Awards) shall vest on the Disability Termination Date, your restricted stock units shall be settled within sixty (60) days of such date, and your options shall remain exercisable for three (3) years following such date (but not beyond the end of their original term); and (b) PublicCo will issue or transfer to you as soon as practicable (but in no event more than sixty (60) days following the Disability

Termination Date) a pro rata portion of the number of shares of PublicCo common stock underlying any outstanding unvested PublicCo performance-based awards you hold, determined based on such awards vesting at the target level of performance and prorated based on a fraction the numerator of which is the number of days from the grant date to the Disability Termination Date and the denominator of which is the number of days in the performance period, and upon receipt of such shares, you shall have no further rights or entitlements with respect to such awards.

6. Death. If you die during the term of employment, this Agreement and all obligations of the Company to make any payments hereunder shall terminate except that your estate (or a designated beneficiary) shall be entitled to receive Base Salary to the last day of the month in which your death occurs and Bonus compensation (at the time bonuses are normally paid) based on the Average Annual Bonus, but prorated according to the number of whole or partial months you were employed by the Company in such calendar year. In addition, (i) all your outstanding unvested options and any outstanding grants of restricted stock units and other equity-based awards (other than performance-based awards, but including the Make Whole Equity Awards) shall vest on the date of your death, your restricted stock units shall be settled within sixty (60) days of such date, and your options shall remain exercisable for three (3) years following such date (but not beyond the end of their original term); and (ii) PublicCo will issue or transfer to your estate as soon as practicable (but in no event more than sixty (60) days following the date of your death) a pro rata portion of the number of shares of PublicCo common stock underlying any outstanding unvested PublicCo performance-based awards you hold, determined based on such awards vesting at the target level and prorated based on a fraction the numerator of which is the number of days from the grant date to the date of death and the denominator of which is the number of days in the performance period, and upon receipt of such shares, you shall have no further rights or entitlements with respect to such awards.

7. Other Benefits.

7.1 General Availability. To the extent that (i) you are eligible under the general provisions thereof (including, without limitation, any plan provision providing for participation to be limited to persons who were employees of the Company or certain of its subsidiaries prior to a specific point in time) and (ii) the Company maintains such plan or program for the benefit of its executives, during the term of your employment with the Company, you shall be eligible to participate in any savings plan, or similar plan or program and in any group life insurance, hospitalization, medical, dental, accident, disability or similar plan or program of the Company now existing or established hereafter. Further, for purposes of eligibility to participate and vesting in all nonqualified deferred compensation plans and welfare plans of the Company, you shall be credited with your years of service with the Company or its affiliates prior to 2013.

7.2 Benefits after a Termination or Disability; Change in Control.

7.2.1 Continued Benefits. After the Effective Termination Date of a termination of employment pursuant to Section 4.2 and prior to the Severance Term Date or for the period during which Base Salary continues to be paid following the Disability Termination Date under Section 5, you shall continue to be treated like an employee of the Company for purposes of eligibility to participate in the Company’s health and welfare benefit plans other than disability programs and to receive the health and welfare benefits (other than disability programs) required to be provided to you under this Agreement to the extent such health and welfare benefits are maintained in effect by the Company for its executives. After the Effective Termination Date of a termination of employment pursuant to Section 4 or after the Disability Termination Date under Section 5, you shall not be entitled to any additional awards or grants under any stock option, restricted stock or other stock-based incentive plan of Time Warner (or, upon and following the Spin-off, of PublicCo) and you shall not be entitled to continue elective deferrals in or accrue additional benefits under any qualified or nonqualified retirement programs maintained by the Company, PublicCo or Time Warner. At the Severance Term Date or following the period during which Base Salary continues to be paid to you following the Disability Termination Date under Section 5, your rights to benefits and payments under any health and welfare benefit plans or any insurance or other death benefit plans or arrangements of the Company shall be determined in accordance with the terms and provisions of such plans.

7.2.2 Treatment of Time Warner Equity-Based Awards.

7.2.2.1 You will be considered to be retirement-eligible for purposes of all Time Warner equity-based awards other than the Make Whole Equity Awards based on your service with the Company and its affiliates prior to the Effective Date and if, prior to the Term Date and the Spin-off, your employment is terminated other than pursuant to Sections 4.1, 4.2, 5 or 6 (and you have not received nor provided notice of termination of employment pursuant to Sections 4.1, 4.2 or 5), then (i) your outstanding unvested Time Warner stock options (other than the

Make Whole Stock Options) as of your retirement date shall immediately vest and become exercisable as of such date and, together with your other then outstanding vested Time Warner stock options, shall remain exercisable for a period of five (5) years following such date (but not beyond the end of their original term); and (ii) your outstanding grants of Time Warner restricted stock units (other than the Make Whole RSUs) and other equity-based awards shall vest on your retirement date, and your restricted stock units shall be settled within sixty (60) days of such date.

7.2.2.2 If your employment is terminated pursuant to Section 4.2 prior to the Term Date and the Spin-off, then, subject to Section 4.4, (i) your outstanding and unvested Time Warner stock options (including the Make Whole Stock Options) shall continue to vest through the earlier of the Severance Term Date or the Equity Cessation Date, and upon the Severance Term Date or, if earlier, the Equity Cessation Date, all such stock options that remain outstanding and unvested shall immediately vest and become exercisable, and all then outstanding Time Warner stock options will remain exercisable for a period of five (5) years following the earlier of the Severance Term Date or the Equity Cessation Date (but not beyond the end of their original term); and (ii) your outstanding grants of Time Warner restricted stock units (including the Make Whole RSUs) that are unvested and outstanding as of the Effective Termination Date shall immediately vest and be settled within sixty (60) days of the Effective Termination Date. In addition, if the Company ceases to be a direct or indirect subsidiary of Time Warner for any reason other than the Spin-Off, provided that your employment with the Company has not previously terminated for any reason prior to such date, unless your then outstanding Time Warner equity-based awards are assumed or replaced in connection with the applicable transaction (with equitable adjustments that are consistent with those required by Section 7.2.2.5), then solely for purposes of this Section 7.2.2.2, your employment will be deemed to have terminated pursuant to Section 4.2 on the date that the Company ceases to be a direct or indirect subsidiary of Time Warner.

7.2.2.3 If your employment is terminated pursuant to Section 4.3, Section 5 or Section 6 prior to the Spin-off, then your Time Warner equity-based awards (including the Make Whole Equity Awards) will be treated as provided in such respective section.

7.2.2.4 Notwithstanding any provision of this Agreement to the contrary, if your employment is terminated pursuant to Section 4.1 before, on or after the Term Date and prior to the Spin-off, then you will forfeit all outstanding awards (including the Make Whole Equity Awards), whether vested or unvested, as of such termination.

7.2.2.5 Upon the Spin-off, provided that you remain employed by PublicCo immediately following the Spin-off, each Time Warner equity-based award that you then hold, whether vested or unvested, will be converted into an award with respect to PublicCo stock (collectively, the “Rollover Awards”), in the same form and subject to the same general terms and conditions (including vesting and eligibility for retirement treatment) as were applicable to such Time Warner equity-based award immediately prior to the Spin-off, with equitable adjustments, as determined by the relevant board of directors (or a duly authorized committee thereof), to the number of shares underlying such awards and the exercise price, if applicable, in each case, that, to the extent practicable, reasonably preserve the intrinsic value of the awards (if any) as of the date of the Spin-off.

7.2.3 Treatment of PublicCo Equity-Based Awards.

7.2.3.1 You will be considered to be retirement-eligible for purposes of all PublicCo equity-based awards (other than any Rollover Awards you receive with respect to the Make Whole Equity Awards) based on your service with the Company and its affiliates prior to the Effective Date, and if, prior to the Term Date, your employment is terminated other than pursuant to Sections 4.1, 4.2, 5 or 6 (and you have not received nor provided notice of termination of employment pursuant to Sections 4.1, 4.2 or 5), then (i) your outstanding unvested PublicCo stock options (other than any Rollover Awards you receive with respect to the Make Whole Stock Options) as of your retirement date shall immediately vest and become exercisable as of such date and, together with your other then outstanding vested PublicCo stock options, shall remain exercisable for a period of five (5) years following such date (but not beyond the end of their original term); (ii) your outstanding grants of PublicCo restricted stock units and other equity-based awards (other than performance-based awards and any Rollover Awards you receive with respect to the Make Whole RSUs) shall vest on your retirement date, and your restricted stock units shall be settled within sixty (60) days of such date; and (iii) PublicCo will issue or transfer to you as soon as practicable (but in no event more than sixty (60) days following your retirement date) a number of shares of PublicCo common stock underlying any outstanding and unvested PublicCo performance-based awards as of your retirement date, with such payout to be determined based on actual performance for the portion of the performance period that ends on your retirement date and deemed performance at the target level for the remaining portion of the performance period.

7.2.3.2 If your employment is terminated pursuant to Section 4.2 prior to the Term Date, then, subject to Section 4.4, (i) your outstanding and unvested PublicCo stock options (including any Rollover Awards you receive with respect to the Make Whole Stock Options) shall continue to vest through the earlier of the Severance Term Date or the Equity Cessation Date, and upon the Severance Term Date or, if earlier, the Equity Cessation Date, all such stock options that remain outstanding and unvested shall immediately vest and become exercisable, and all then outstanding PublicCo stock options will remain exercisable for a period of five (5) years following the earlier of the Severance Term Date or the Equity Cessation Date (but not beyond the end of their original term); (ii) your outstanding grants of PublicCo restricted stock units and other equity-based awards (other than performance-based awards but including any Rollover Awards you receive with respect to the Make Whole RSUs) that are unvested and outstanding as of the Effective Termination Date shall immediately vest and be settled within sixty (60) days of the Effective Termination Date; and (iii) PublicCo will issue or transfer to you as soon as practicable (but in no event more than sixty (60) days following the Effective Termination Date) a number of shares of PublicCo common stock underlying any outstanding and unvested PublicCo performance-based awards as of the Effective Termination Date, with such payout to be determined based on actual performance for the portion of the performance period that ends on the Effective Termination Date and deemed performance at the target level for the remaining portion of the performance period.

7.2.3.3 If your employment is terminated pursuant to Section 4.3, Section 5 or Section 6, then your PublicCo equity-based awards (including any Rollover Awards you receive with respect to the Make Whole Equity Awards and any PublicCo performance-based awards) will be treated as provided in such respective section.

7.2.3.4 Notwithstanding any provision of this Agreement to the contrary, if your employment is terminated pursuant to Section 4.1 before, on or after the Term Date, then you will forfeit all outstanding awards (including any Rollover Awards you receive with respect to the Make Whole Equity Awards), whether vested or unvested, as of such termination.

7.2.3.5 Notwithstanding anything to the contrary in this Section 7.2.3, in the event of a change in control of PublicCo that constitutes a “Change in Control” as defined in the applicable PublicCo plan or award agreement, your performance-based awards that are unvested and outstanding as of the date of such change in control shall immediately vest, with your payout to be determined based on actual performance for the portion of the performance period that ends on the date of such change in control and deemed performance at the target level for the remaining portion of the performance period.

7.3 Payments in Lieu of Other Benefits. In the event the term of employment and your employment with the Company is terminated pursuant to any section of this Agreement, you shall not be entitled to notice and severance under the Company’s general employee policies or, except as otherwise required by applicable law, to be paid for any accrued vacation time or unused sabbatical, the payments provided for in such sections being in lieu thereof.

7.4 Adjustment or Substitution of Equity-Based Awards. No provision of this Agreement, including provisions relating to the continued exercisability of stock options following termination of employment, shall diminish or impair the ability of the Time Warner Board of Directors (or a duly authorized committee thereof) (prior to the Spin-off) or the PublicCo Board of Directors (or a duly authorized committee thereof) (following the Spin-off) to accelerate, vest, cancel, provide substitute awards for or otherwise adjust the terms of outstanding equity-based awards in the event of any reorganization, recapitalization, merger, consolidation or other corporate transaction in accordance with the terms of the PublicCo equity plan or Time Warner equity plan, as applicable; provided that, to the extent practicable, any cancelation of outstanding equity-based awards shall be in exchange for consideration equal to the intrinsic value of the awards (if any) as of immediately prior to such cancelation.

8. Protection of Confidential Information, Non-Competition and Non-Solicitation.

8.1 Acknowledgements. You acknowledge that your employment by the Company will bring you into close contact with many confidential affairs of the Company, including information about costs, profits, markets, sales, products, key personnel, operational methods, technical processes, plans for future development and other business affairs and editorial matters not readily available to the public. You further acknowledge that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. You further acknowledge that the business of the Company is international in scope, that its products are marketed throughout the world, that the Company competes in nearly all of its business activities with other organizations that are or could be located in nearly any part of the world and that the nature of your services, position and expertise are such that you are capable of competing with the Company from nearly any location in the world. In recognition of the foregoing, you covenant and agree to the requirements of this Section 8.

8.2 Safeguarding of Confidential Information. You will keep secret all confidential matters of the Company , including without limitation, the terms and provisions of this Agreement, and will not use for your own benefit or intentionally disclose such matters to anyone outside of the Company, either during or after the term of employment, except with the Company’s written consent, provided that (i) you will have no such obligation to the extent such matters are or become publicly known other than as a result of your breach of your obligations hereunder; (ii) you may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process; and (iii) you may disclose the terms of this Agreement to your spouse or life partner, attorney, accountant, and/or financial advisor, provided that such persons also agree to maintain such confidentiality. The rights set forth herein are in addition to all rights the Company may have under the common law or applicable statutory laws relating to the protection of trade secrets. For purposes of this Section 8.2, the Company shall be deemed to include Time Warner and its subsidiaries and affiliates and following the Spin-off, written consent relating to confidential information of Time Warner or its subsidiaries or affiliates may be given solely by Time Warner, which shall be a third-party beneficiary of this Agreement for purposes of this Section 8.2.

8.3 Return of Company Property and Information. Upon termination of your employment for any reason, or at any other time the Company may so request, you will deliver promptly to the Company all memoranda, notes, records, reports and other documents (and all copies thereof) in any form whatsoever (including information contained in computer memory or on any computer disks or other storage devices) relating to the Company’s business, which you obtained while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control and not maintain copies of any such documents on any personal computer or other storage device in your personal possession. No later than the effective date of your termination, you will also return all Company property previously in your possession, including but not limited to any Company equipment, electronic devices, keys, identification cards, and credit cards.

8.4 Nonsolicitation of Employees. In the event your employment terminates for any reason, then for a period of two (2) years after such termination, you will not, directly or indirectly, employ or solicit the employment of, and shall not assist, induce, cause or encourage any other person or entity to employ or solicit the employment of, any person who was an employee of the Company or any of its affiliated companies at the date of your termination or within six (6) months prior thereto; provided, however, that this Section 8.4 shall not preclude general print advertising for personnel or responding to an unsolicited request for a personal recommendation for or evaluation of an employee of the Company or any of its subsidiaries or affiliates.

8.5 Noncompetition. During the term of employment, including during the notice period for a termination of employment pursuant to Section 4.3 and for a period of (i) one (1) year following the effective date of your termination of employment prior to the Term Date other than pursuant to Sections 4.1, 4.2 or 5; (ii) one (1) year following the Disability Termination Date if your employment is terminated pursuant to Section 5; (iii) two (2) years following your Effective Termination Date if your employment is terminated at any time pursuant to Section 4.1; or (iv) two (2) years following the Effective Termination Date if your employment is terminated prior to the Term Date pursuant to Section 4.2, you will not, directly or indirectly, without the prior written consent of the Relevant Person, or his, her or its designee, render any services to any other person or entity, or own or acquire any interest of any type in any other person or entity which is engaged, either directly or indirectly, in any line of business that is substantially the same as any line of business which the Company engages in, conducts or, to your knowledge, has definitive plans to engage in or conduct. The foregoing shall not be deemed to prohibit you from acquiring securities of any corporation which are publicly traded so long as such securities do not constitute more than one percent (1%) of the outstanding voting power of that public company or such corporation is PublicCo.

9. Ownership of Work Product. You acknowledge that during the term of employment, you may conceive of, discover, invent or create inventions, improvements, new contributions, literary property, material, ideas and discoveries, whether patentable or copyrightable or not (all of the foregoing being collectively referred to herein as “Work Product”), and that various business opportunities shall be presented to you by reason of your employment by the Company. You acknowledge that all of the foregoing shall be owned by and belong exclusively to the Company and that you shall have no personal interest therein, provided that they are either related in any manner to the business (commercial or experimental) of the Company, or are, in the case of Work Product, conceived or made on the Company’s time or with the use of the Company’s facilities or materials, or, in the case of business opportunities, are presented to you for the possible interest or participation of the Company. You shall (i) promptly disclose any such Work Product and business opportunities to the Company; (ii) assign to the Company, upon request and without additional compensation, the entire rights to such Work Product and business opportunities; (iii) sign all papers necessary to carry out the foregoing; and (iv)

give testimony in support of your inventorship or creation in any appropriate case and at times reasonably convenient for you. You agree that you will not assert any rights to any Work Product or business opportunity as having been made or acquired by you prior to the date of this Agreement except for Work Product or business opportunities, if any, disclosed to and acknowledged by the Company in writing prior to the date hereof.

10. Notices. All notices, requests, consents and other communications required or permitted to be given under this Agreement shall be effective only if given in writing and shall be deemed to have been duly given if delivered personally or sent by a nationally recognized overnight delivery service, or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as the relevant party shall designate by notice in writing to the other in accordance herewith):

If to the Company:

Time Inc.

1271 Avenue of the Americas

New York, NY 10020

Attention: General Counsel

If to you, to your residence address set forth on the records of the Company, with a copy to:

Seyfarth Shaw LLP

620 Eighth Avenue

New York, NY 10018

Attention: Michael Marino, Esq.

11. General.

11.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in New York.

11.2 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.3 Entire Agreement. This Agreement, including Annexes A and B, sets forth the entire agreement and understanding of the parties relating to the subject matter of this Agreement and supersedes all prior agreements, arrangements and understandings, written or oral, among the parties.

11.4 No Other Representations. No representation, promise or inducement has been made by any party that is not embodied in this Agreement, and no party shall be bound by or be liable for any alleged representation, promise or inducement not so set forth.

11.5 Assignability. This Agreement and your rights and obligations hereunder may not be assigned by you and except as specifically contemplated in this Agreement, neither you, your legal representative nor any beneficiary designated by you shall have any right, without the prior written consent of the Company, to assign, transfer, pledge, hypothecate, anticipate or commute to any person or entity any payment due in the future pursuant to any provision of this Agreement, and any attempt to do so shall be void and shall not be recognized by the Company. The Company shall assign its rights together with its obligations hereunder in connection with any sale, transfer or other disposition of all or substantially all of the Company’s business and assets, whether by merger, purchase of stock or assets or otherwise, as the case may be. Upon any such assignment, the Company shall cause any such successor expressly to assume such obligations, and such rights and obligations shall inure to and be binding upon any such successor.

11.6 Amendments; Waivers. This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived only by written instrument executed by each of the parties hereto, or in the case of a waiver, by the party waiving compliance; provided that Section 8.2 insofar as it relates to Time Warner shall not be amended or waiver without the prior written consent of

Time Warner. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

11.7 Specific Remedy. In addition to such other rights and remedies as the Company and Time Warner may have at equity or in law with respect to any breach of this Agreement, if you commit a material breach of any of the provisions of Sections 8 or 9, the Company shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company.

11.8 Resolution of Disputes. Except as provided in the preceding Section 11.7, any dispute or controversy arising with respect to this Agreement and your employment hereunder (whether based on contract or tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, any state Fair Employment Practices Act and/or the Americans with Disability Act) shall, at the election of any party, be submitted to JAMS for resolution in arbitration in accordance with the rules and procedures of JAMS. Any party shall make such election by delivering written notice thereof to the other parties at any time (but not later than forty-five (45) days after such parties receive notice of the commencement of any administrative or regulatory proceeding or the filing of any lawsuit relating to any such dispute or controversy) and thereupon any such dispute or controversy shall be resolved only in accordance with the provisions of this Section 11.8. Any such proceedings shall take place in New York City before a single arbitrator (rather than a panel of arbitrators), pursuant to any streamlined or expedited (rather than a comprehensive) arbitration process, before a non-judicial (rather than a judicial) arbitrator, and in accordance with an arbitration process which, in the judgment of such arbitrator, shall have the effect of reasonably limiting or reducing the cost of such arbitration. The resolution of any such dispute or controversy by the arbitrator appointed in accordance with the procedures of JAMS shall be final and binding. Judgment upon the award rendered by such arbitrator may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the New York courts for this purpose. The prevailing party or parties shall be entitled to recover the costs of arbitration (including reasonable attorney’s fees and the fees of experts and, to the extent applicable, costs incurred in a legal action to enforce the prevailing party’s arbitral award in any court) from the losing party. If at the time any dispute or controversy arises with respect to this Agreement, JAMS is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for the purposes of the foregoing provisions of this Section 11.8.

11.9 Beneficiaries. Whenever this Agreement provides for any payment to your estate, such payment may be made instead to such beneficiary or beneficiaries as you may designate by written notice to the Company. You shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company (and to any applicable insurance company) to such effect.

11.10 No Conflict. You represent and warrant to the Company that this Agreement is legal, valid and binding upon you and the execution of this Agreement and the performance of your obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which you are a party (including, without limitation, any other employment agreement). The Company represents and warrants to you that this Agreement is legal, valid and binding upon the Company and the execution of this Agreement and the performance of the Company’s obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which the Company is a party.

11.11 Conflict of Interest. Attached as Annex B and made part of this Agreement is the Company Standards of Business Conduct. You confirm that you have read, understand and will comply with the terms thereof and any reasonable amendments thereto. In addition, as a condition of your employment under this Agreement, you understand that you may be required periodically to confirm that you have read, understand and will comply with the Standards of Business Conduct as the same may be revised from time to time.

11.12 Withholding Taxes. Payments made to you pursuant to this Agreement shall be subject to withholding and social security taxes and other ordinary and customary payroll deductions.

11.13 No Offset. No party shall have any right to offset any amounts owed by one party hereunder against amounts owed or claimed to be owed to the other party, whether pursuant to this Agreement or otherwise, and you and the Company shall make all the payments provided for in this Agreement in a timely manner.

11.14 Severability. If any provision of this Agreement shall be held invalid, the remainder of this Agreement shall not be affected thereby; provided, however, that the parties shall negotiate in good faith with respect to equitable modification of the provision or application thereof held to be invalid. To the extent that it may effectively do so under applicable law, each party hereby waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

11.15 Survival. Sections 3.4, 7.3 and 8 through 11 shall survive any termination of the term of employment for any reason. Sections 4.4, 4.5 and all of Section 7 shall survive any termination of the term of employment pursuant to Section 4.2, 4.3, 5 or 6.

11.16 Definitions. The following terms are defined in this Agreement in the places indicated:

Accrued Obligations—Section 4.1

Agreement—the first paragraph on page 1

Applicable Board—Section 4.1

Average Annual Bonus—Section 4.2.1

Base Amount—Section 4.7.1

Base Salary—Section 3.1

Bonus—Section 3.2

cause—Section 4.1

Code—Section 3.3.2

Company—the first paragraph on page 1

Disability Termination Date—Section 5

Effective Date—Section 1

Effective Termination Date—Section 4.1

Equity Cessation Date—Section 4.2.2

Limited Vicarious Liability—Section 4.1

Make Whole Equity Awards—Section 3.3.2

Make Whole RSUs—Section 3.3.2

Make Whole Stock Options—Section 3.3.2

Overpayment—Section 4.7.3

Parachute Amount—Section 4.7.1

PublicCo—Section 2.2

Reduced Amount—Section 4.7.1

Relevant Person—Section 2.2

Rollover Awards—Section 7.2.2.5

Severance Term Date—Section 4.2.2

Spin-off—Section 2.2

Term Date—Section 1

term of employment—Section 1

Time Warner—Section 2.1

Time Warner Compensation Committee—Section 3.2

Work Product—Section 9

You—first paragraph on page 1

11.17 Compliance with IRC Section 409A. This Agreement is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) you shall not be entitled to any payments or benefits payable hereunder as a result of your termination of employment with the Company that constitute “deferred compensation” under Section 409A of the Code unless such termination of employment qualifies as a “separation from service” within the meaning of Section 409A of the Code (and any related regulations or other pronouncements thereunder), (ii) if at the time of your termination of employment with the Company (other than by death) you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six (6) months and one (1) day following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (iii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax and that, to the extent practicable, reasonably provides the expected economic benefit to you. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this Section 11.17; provided that none of the Company, any affiliate thereof or any of their respective employees or representatives shall have any liability to you with respect thereto.

11.18 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each party and delivered to the other party. Any executed signature to this Agreement may be transmitted by facsimile or other electronic means and shall be treated in all respects as an original signature.

11.19 Clawback Policy. You acknowledge and agree that, to the extent provided by the applicable policy, all of your Time Warner and PublicCo equity-based and other incentive awards shall be subject to any policy adopted by Time Warner or PublicCo, as applicable, relating to the recovery of compensation granted, paid, delivered, awarded or otherwise provided to you by Time Warner, PublicCo or any of their respective affiliates, as applicable, as such policy is in effect on (i) the date of grant of the applicable award, in the case of any equity-based or long-term incentive award, and (ii) on the date of payment of the award, in the case of any other award, or, to the extent necessary to address the requirements of applicable law (including, without limitation, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Security Exchange Act of 1934, Section 304 of the Sarbanes-Oxley Act of 2002 or any other applicable law), as may be amended from time to time.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

TIME INC.

by	/s/ James Cummings
Name: James Cummings
Title: Vice President

/s/ Joseph A. Ripp
JOSEPH A. RIPP

ANNEX A

FORM OF RELEASE

This Release is made by and among                      (“You” or “Your”) and TIME INC. (the “Company”), 1271 Avenue of the Americas, New York, NY 10020, as of the date set forth below in connection with the Employment Agreement dated                  and effective as of                 , and the letter agreement (the “Letter Agreement”) between You and the Company dated as of                 , and in association with the termination of Your employment with the Company.

In consideration of payments made to You by the Company and other benefits to be received by You pursuant to the Employment Agreement, as further reflected in the Letter Agreement, You, being of lawful age, do hereby release and forever discharge the Company, its successors, related companies, affiliates, officers, directors, shareholders, subsidiaries, agents, employees, heirs, executors, administrators, assigns, benefit plans (including but not limited to the Time Inc. Severance Pay Plan For Regular Employees), benefit plan sponsors and benefit plan administrators of and from any and all actions, causes of action, claims, or demands for general, special or punitive damages, attorney’s fees, expenses, or other compensation or damages (collectively, “Claims”), whether known or unknown, which in any way relate to or arise out of your employment with the Company or the termination of Your employment, which You may now have under any federal, state or local law, regulation or order, including without limitation, Claims related to any stock options held by You or granted to You by the Company that (i) are scheduled to vest subsequent to Your termination of employment (or any applicable severance period) and (ii) do not by their terms or the terms of the Employment Agreement vest as a result of your termination of employment, and Claims under the Age Discrimination in Employment Act (with the exception of Claims that may arise after the date You sign this Release), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act and the Employee Retirement Income Security Act of 1974, as amended, through and including the date of this Release; provided, however, that the execution of this Release shall not prevent You from bringing a lawsuit against the Company to enforce its obligations under the Employment Agreement, the Letter Agreement and this Release.

Notwithstanding anything to the contrary, nothing in this Release shall prohibit or restrict You from (i) making any disclosure of information required by law; (ii) filing a charge with, providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s or Time Warner Inc.’s legal, compliance or human resources officers; (iii) filing, testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (iv) challenging the validity of Your release of claims under the Age Discrimination in Employment Act. Provided, however, You acknowledge that You cannot recover any monetary damages or equitable relief in connection with a charge brought by You or through any action brought by a third party with respect to the Claims released and waived in this Release. Further, notwithstanding the above, You are not waiving or releasing: (i) any claims arising after the Effective Date of this Release; (ii) any claims for enforcement of this Release; (iii) any rights or claims You may have to workers compensation or unemployment benefits; (iv) claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plans and applicable law; and/or (v) any claims or rights which cannot be waived by law.

You further state that You have reviewed the Employment Agreement, the Letter Agreement and the Release, that You know and understand the contents of these documents, and that You have executed these documents voluntarily.

You acknowledge that You have been given          days from the date You received a copy of the Letter Agreement and Release to sign these documents. You also acknowledge that by signing this Release, You may be giving up valuable legal rights and that You have been advised to consult with an attorney. You understand that You have the right to revoke Your consent to the Release for seven days following Your signing of the Release. You further understand that You will cease to receive any payments or benefits under the Employment Agreement, the Letter Agreement and this Release (except as set forth in the Letter Agreement) if You do not sign this Release or if You revoke Your consent to the Release within seven days after signing the Release. The Release shall not become effective or enforceable with respect to claims under the Age Discrimination Act until the expiration of the seven-day period following Your signing of this Release. Except as set forth in the Letter Agreement, You shall not receive any payments or benefits pursuant to the Employment Agreement or the Letter Agreement until the Release becomes effective. To revoke, You send a written statement of revocation by certified mail, return receipt requested, or by hand delivery. If You do not revoke, the Release shall become effective on the eighth day after You sign it.

Accepted and Agreed to:

Dated:

ANNEX B

TIME INC.

STANDARDS OF BUSINESS CONDUCT